CONSULTING AGREEMENT

This Consulting Agreement (the "Agreement"), effective as of April 2, 2013, is entered into by and between, Monster Offers, Inc., a Nevada corporation with principal address at 27665 Forbes Road, #101 Laguna Niguel, CA 92677 (herein referred to as the "Company"), and Nuwa Group LLC, a California limited liability company with principal address at 1415 Oakland Blvd., Suite 219, Walnut Creek, CA 94596 (herein referred to as the "Consultant"). As used in this Agreement, the term, "Parties," shall refer to the Company and Consultant jointly.

WHEREAS:

A. The Company seeks to engage the services of Consultant to assist the Company in its efforts to gain greater recognition and awareness among relevant investors in the public capital markets.

B. The Company is familiar with Consultant and Consultant's skills and expertise.

C. Consultant has completed a preliminary review and evaluation of the Company and the challenges facing the Company in the investor relations marketplace, and the Company and Consultant have had discussions regarding these and other matters relating to the Company's investor relations objectives.

D. Consultant is willing to assist the Company to better develop investor recognition and awareness in the public capital markets.

E. Subject to the terms and conditions of this Agreement, the Company hereby engages Consultant to represent the Company in investors' communications and public relations with existing shareholders, brokers, dealers and other investment professionals and to consult with management concerning such Company activities.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.00 Commencement and Term of Consulting Services from Consultant.

The Company hereby agrees to retain the Consultant to act in a consulting capacity to the Company, and Consultant hereby agrees to provide certain consulting services to the Company as described in Section 2.00 of this Agreement for a period of twelve (12) months from the date at which a copy of this Agreement is executed and delivered to Consultant (the "Term").

2.00 Duties of Consultant.

Consultant agrees that it shall provide the following specified consulting services on a best efforts basis:

2.01 Present the Company to Consultant's online network of brokers, analysts and financial institutions.

2.02 Assist the Company in further reviewing the preliminary evaluation and assessment prepared by Consultant in evaluating and assessing the challenges facing the Company in communicating with the investor marketplace.

2.03 Consult and assist the Company, as appropriate, in: (1) developing and implementing plans and means for presenting the Company and its business plans, strategy and personnel to the financial community (using Consultant's database of licensed brokers, analysts, institutions and fund managers); and (2) establishing an image for the Company in the financial community through an extensive grass roots marketing program.

2.04 With the cooperation of the Company and during the Term, maintain target investor awareness of the Company's plans, strategy and personnel, as they may evolve during the Term, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to Consultant's designated subscribers.

2.05 Provide assistance to the Company with respect to its shareholder relations.

2.06 At the Company's request and subject to the Company's securing its own rights to the use of its names, marks and logos, Consultant shall assist the Company in the use of its corporate symbols, logos and names to enhance the presentation of said symbols, logos and names, and other matters relating to the Company's corporate image.

2.07 Upon the Company's direction and approval, Consultant shall disseminate information regarding the Company to Consultant's online newsgroups and its members and provide re-direction from yahoo.com finance, investment community professionals and the investing public.

2.08 At the Company's request, review business plans, strategies, mission statements, budgets, proposed transactions and other plans for the purpose of advising the Company of the public relations implications thereof.

2.09 Without limiting any other provision of this Agreement, the Consultant hereby agrees to provide the following key services and deliverables:

1) Outreach to qualified institutional and high net-worth investors with feedback delivered each month;
2) Draft press releases, online and print content;
3) Handle inbound and outbound calls to qualified retail brokers;
4) Include arrangement of non-deal roadshows as needed;
5) Quarterly edit and creation of two-page fact sheet;
6) Provide feedback and edits on presentation materials, including website development;
7) Strategic capital market consulting;
8) Presentation on road-shows and at industry-specific conferences (the list will be sent out in the first month)- as well as provide industry call lists and location;
9) Analyst and editorial sponsorship for magazine and print placements;
10) Bi-weekly communication with the Company for information extraction; and
11) Market intelligence on comparable companies; extract authors/editors contact information on seekingalpha.com, thestreet.com, other financial blogging websites and news outlets; send these targeted influencers personalized e-mail campaigns relating to the Company's services, background, and story.

3.00 Allocation of Time and Energies.

The Consultant hereby agrees to use its best efforts to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of the Company's financial, public relations and communications activities, subject to compliance with applicable state and federal securities laws and regulations.

3.01 The Parties acknowledge and agree that the services provided by Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. The services to be provided by Consultant shall not be measured by the number of hours devoted by Consultant's staff on a per day basis and Consultant and the Company agree that Consultant shall perform the duties set forth in Section 2.00 of this Agreement in a diligent and professional manner. It is expressly understood that Consultant's performance of its duties hereunder will in no way be measured by the price of the Company's common stock, nor the trading volume of the Company's common stock.

3.02 The Parties acknowledge and agree that the services to be performed under this Agreement are to be performed by Consultant and not by any individual staff member of Consultant. At all times hereunder, the death, disability, or incapacity of any member of Consultant's staff shall not be deemed a breach of this Agreement.

4.00 Compensation to Consultant for Consulting Services.

In consideration for the consulting services rendered to the Company as described in Section 2.00 of this Agreement, together with other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees to pay Consultant the following consulting fees (the "Fees"):

4.01 Payment of the Fee to Consultant by the Company. In consideration for Consultant's undertaking a preliminary evaluation of the Company and Consultant's preliminary assessment of the challenges and difficulties facing the Company, the Company shall pay and deliver to Consultant (at Consultant's address stated on the first page of this Agreement) the Fees highlighted under Fee Structure on the penultimate page of this Agreement.

4.01.01 Issue and deliver to Consultant, at Consultant's address stated on this Agreement, one (1) or more stock certificates (the "Certificates") equivalent, based on the closing trading price of the Company's common stock as of the date hereof, to the fees highlighted under the Fee Structure. Each Certificate shall bear a restricted securities legend in accordance with the Securities Act of 1933. These Fees shall be for all purposes non-refundable in every respect. In the event that the Company later elects to terminate this Agreement prior to the end of the twelve (12) month term, the Company agrees to immediately pay consultant any fee's due.

4.01.02 Deliver a true and accurate photocopy of the Board of Directors' resolution duly adopted by the Company's Board of Directors authorizing the issuance of the Shares in accordance with this Agreement.

4.01.03 Deliver a true and accurate photocopy of the Board of Directors' resolution(s) duly adopted by the Company's Board of Directors authorizing and approving this Agreement.

4.01.04 Consultant agrees to execute an investment questionnaire and subscription agreement as is customary in transactions similar to the transactions contemplated by this Agreement and that said agreement shall not be held or interpreted so as to contradict or contravene this Agreement or the obligations recited herein in any way.

4.02 The Parties hereto acknowledge and agree that Consultant has foregone significant alternative opportunities in entering into this Agreement and assuming the obligations set forth in Section 2.00 of this Agreement. The Company further acknowledges and agrees that it derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant.

4.03 The shares of the Common Stock issued as a Fee shall constitute payment for Consultant's agreement to consult to the Company and are non-refundable. In the event that the Company terminates this Agreement prior to the completion of the Term of this Agreement, for any reason whatsoever, it is agreed and understood that the Fee shall not be refundable or returned to the Company.

5.00 Representations of Each of the Parties.

5.01 Representations of the Company RE: General. The Company represents that: (1) it has the requisite authority and power to enter into this Agreement; (2) this Agreement

and the obligations recited hereunder have been approved by the Company's Board of Directors; (3) the shares of the Company's Common Stock issued to Consultant are free from the claims and interests of any third party; and (4) the Stock Fee are non-refundable and any termination or attempted cancellation of this Agreement shall not give the Company or any other person the right to receive the refund or return of either or both of said fees. Additionally, this contract term allows consultant to the entire fee upon any cancellation.

5.02 Representations of the Company RE: Valuation of the Shares. The Company represents that: (1) the shares issued to Consultant in payment of the Stock Fee are restricted securities; (2) the Stock Fee has been and for all purposes will be valued at no more than the founders shares price and incorporated by reference herein at .001 cents per share; (3) the value accorded the shares issued to Consultant in payment of the Stock Fee is not inconsistent with any values accorded shares of the Company's Common Stock issued in similar amounts within a reasonable time period prior to or contemporaneous with the payment of the Stock Fee to Consultant; and (4) the value accorded the Stock Fee takes into account the lack of liquidity of the Stock Fee and the lack of marketability of the block of stock represented by the Stock Fee.

6.00 Additional Representations of the Company.

In addition, the Company represents that it, and not Consultant, is responsible to perform any and all due diligence on such lender, equity purchaser or acquisition candidate introduced to it by Consultant under this Agreement, prior to Company receiving funds or closing on any acquisition. However, Consultant shall undertake its best efforts to avoid the introduction of any third party which is known to Consultant to have had a prior reputation or history of questionable, unethical or illicit activities.

7.00 Assignment of Agreement & Assignment of Rights and Obligations.

This Agreement may not be assigned by either Party without the prior written consent of the other.

8.00 Obligation for Expenses.

Consultant agrees to pay for all its expenses (phone, mailing, labor, etc.), other than extraordinary items (travel required by/or specifically requested by the Company, luncheons or dinners to large groups of investment professionals, mass faxing to a sizable percentage of the Company's constituents, investor conference calls, print advertisements in publications, etc.) approved by the Company prior to its incurring an obligation for reimbursement. Any other provision of this Agreement notwithstanding, in no event may Consultant seek reimbursement from the Company for any expense exceeding $250 unless such expense was approved, in advance, by the Company.

9.00 Indemnification of Consultant and Consultant's Employees and Agents by the Company.

The Company hereby agrees to indemnify and hold Consultant and Consultant's employees and agents (the "Indemnified Parties") harmless against (i) any and all liabilities, obligations, losses, damages, claims, actions, asserted against any one or more of the Indemnified Parties, based upon, resulting from or arising out of any misstatement or omission of material fact contained in one or more of the statements, representations, press releases, announcements, reports, or filings made or prepared by the Company or its agents and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the Indemnified Parties in enforcing their rights pursuant to this Section 9.00). No demand or claim for indemnification under this Section 9.00 may be made after 11:59 p.m., California time, on the date six (6) years following the last date at which services were rendered to the Company under this Agreement or any extension thereof.

9.01 Obligation for Compliance with Securities Laws. The Parties agree that the Company shall assume and remain at all times responsible for all information, statements, and documents released or provided to Consultant and for compliance with Regulation FD or any other provisions of the Securities Exchange Act of 1934 (the "1934 Act Obligations").

10.00 Further Assurance.

Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

11.00 Successors.

The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees, and indemnities of each of the Parties to this Agreement.

12.00 Independent Counsel.

Each of the Parties to this Agreement acknowledges and agrees that it has been represented by independent counsel of its own choice throughout all negotiations which preceded the execution of this Agreement and the transactions referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provisions of this Agreement, has consulted with counsel concerning its terms and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

13.00 Integration.

This Agreement, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the Parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations, or warranty whatsoever, express or

implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited hereinabove.

14.00 Attorneys Fees.

In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other Parties to the dispute.

15.00 Interpretation & Right to Specific Performance.

Wherever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders. In the event that either party to this Agreement commits a breach of its obligations under this Agreement, the other party shall be entitled to specific performance in addition to any other remedies to which they may be entitled.

16.00 Captions & Exhibits.

The captions by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

17.00 Severance.

If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions.

18.00 Counterparts.

This Agreement may be executed in any number of counterparts.

19.00 Expenses Associated With This Agreement.

Each of the parties hereto agrees to bear its own costs, attorney's fees and related expenses associated with this Agreement.

20.00 Arbitration.

Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in Los Angeles, California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 11.05

Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within sixty (60) days of submission of any claim or dispute, shall be in writing and mailed to all the parties included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

21.00 Power to Bind.

A responsible officer of the Company has read and understands the contents of this Agreement and is empowered and duly authorized on behalf of the Company to execute it.

22.00 Confidentiality.

The parties hereto agree that the terms of this Agreement and all documents constituting parts of this transaction shall be kept strictly confidential except to the extent necessary to protect the rights of the parties hereto or to satisfy the Company's obligations under the Securities Exchange Act of 1934 and the rules adopted by the Securities and Exchange Commission hereunder.

Terms

Consultant shall provide investors relations and strategic consultative services. The duration of the contract and services will be for a period of twelve (12) months, with the fee structure outlined below.

Fee Structure

A twelve (12) month service fee equal to two and one-half percent (2.5%) of the total outstanding shares paid in restricted common stock. The certificate should be in the name Nuwa Group LLC and issued within 14 working days of receipt of the appropriate the subscription agreement and questionnaire discussed in section 4.01.04. Consultant agrees that, during a period of twelve (12) months from the date of issuances of any stock under the Agreement, Consultant will not, without the prior written consent of the Company, which consent may be unreasonably withheld, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of or transfer, whether directly or through the use of any swap or other arrangement that transfers all or a portion of any economic consequences associated with stock ownership, such common stock, other than via intra-family transfers or transfers to trusts for estate planning purposes.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Monster Offers, Inc.:

By: ______________________

Wayne Irving II

Chief Executive Officer

72665 Forbes Road

Laguna Niguel, CA 92677

Nuwa Group LLC:

By: ______________________

Kevin Fickle

President

1415 Oakland Blvd. Suite 219

Walnut Creek, CA 94596